Exhibit 99.1

News From

Walgreen Co. Corporate Communications ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 914-2500
Contact: For Walgreens	For Duane Reade
Jim Cohn (847) 914-2950 jim.cohn@walgreens.com	Caren Villarreal (212) 273-5772 villarrc@duanereade.com

FOR IMMEDIATE RELEASE	http://news.walgreens.com
www.duanereade.com

Walgreens to Acquire New York-based Drugstore Chain Duane Reade

•	Acquisition gives Walgreens leadership position in nation’s largest retail and drugstore market
•	Duane Reade to continue brand identity while accelerating Walgreens Customer Centric Retailing initiative in urban markets

DEERFIELD, Ill., Feb. 17, 2010 – Walgreen Co. (NYSE, NASDAQ: WAG) and New York-based drugstore chain Duane Reade Holdings, Inc. today announced a definitive agreement under which Walgreens will acquire Duane Reade from affiliates of Oak Hill Capital Partners in a cash transaction for a total enterprise value of $1.075 billion, which includes the assumption of debt.

The transaction is subject to customary conditions, including receiving regulatory approvals and would include all 257 Duane Reade stores located in the New York City metropolitan area, as well as the corporate office and two distribution centers. Walgreens will fund the purchase with existing cash and anticipates the transaction will close in its current fiscal year, which ends Aug. 31.

“Duane Reade is a compelling strategic acquisition that will immediately provide Walgreens with a leading position in the largest drugstore market in the U.S.,” said Walgreens President and CEO Greg Wasson. “In addition, Duane Reade’s recent initiatives in urban retailing, customer loyalty and private brand

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products support and accelerate Walgreens strategy to enhance the customer experience in our network of more than 7,100 stores across the country.”

Duane Reade had unaudited net sales of $1.8 billion for the latest 12-month period ending Dec. 26, 2009, and has the highest sales per square foot in the retail drugstore industry nationwide.

“This transaction is consistent with the capital allocation objectives we outlined last fall, which included investing in strategic opportunities that reinforce the company’s core strategies and meet return requirements,” said Wasson. “By combining the strengths of our two companies, we can improve our position as the most convenient provider of consumer goods and services, and pharmacy, health and wellness services in the country.”

The company anticipates the transaction to be dilutive to earnings per share in the first 12 months after closing, and accretive in the next 12 months and beyond. Walgreens expects to achieve synergies between $120-$130 million in the third year after closing the transaction. Additionally, the company will benefit from Duane Reade’s existing net operating losses which will provide additional value over time.

“We are very pleased that this national leader has recognized the successful transformation under way at Duane Reade, which is built upon a 50-year history of serving the needs of New Yorkers and has been critically supported by our shareholders, Oak Hill Capital Partners,” said Duane Reade Chairman and CEO John A. Lederer. “We will continue to be the drugstore New Yorkers turn to, just as Walgreens has been a trusted community pharmacy in other markets for more than 100 years.”

Duane Reade will continue to operate under its brand name after the transaction closes. With Walgreens currently operating 70 stores in the New York City metropolitan area, decisions will be made over time as to the best, most effective way to harmonize the Walgreens and Duane Reade brands. Walgreens expects to retain

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Duane Reade’s store, pharmacy and distribution center employees and many members of Duane Reade’s senior management team following the acquisition. Over time, consolidation of core functions at the corporate offices will occur.

Duane Reade, which opened in 1960 and is named after its first store located on Broadway between Duane and Reade streets in Manhattan, is the largest drugstore chain in the New York City metropolitan area. Over the past two years, Duane Reade has embarked upon a significant brand transformation initiative based upon extensive market research. Improvements include: dramatic new store designs with wide aisles and contemporary décor; a much improved pharmacy featuring lower service counters for more personalized patient interaction; introduction of “Doctor on Premises” walk-in health care; and a store-within-a-store prestige beauty concept called “Look Boutique,” which elevates the merchandising of cosmetics and skin care products and features many prestige beauty brands. Positive changes also include the launch of a family of exciting new private brands including food and beverage brand DR Delish™; and a much expanded customer loyalty program called FlexRewards™.

To date, Duane Reade has opened or converted 30 stores to the new format and has plans for up to 30 more new or remodeled stores in 2010. The continued rollout of “Look Boutique” is also planned for a growing number of stores across the network.

Duane Reade’s transformation initiatives correspond to Walgreens current Customer Centric Retailing (CCR) initiative to reinvent the shopping experience. To date, CCR has been implemented in more than 600 Walgreens stores nationwide, with plans to have as many as 3,000 stores converted by the end of fall 2010.

Lederer said, “We are pleased that Walgreens shares our commitment to finding new and innovative ways to serve local communities, and we look forward to seeing our customers benefit from Walgreens unparalleled

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pharmacy and operational expertise as we continue with our ongoing transformation.” Duane Reade plans to continue accepting all of its current prescription insurance plans after the transaction closes.

Peter J. Solomon Co. acted as financial advisor to Walgreens in the transaction, and the law firm of Wachtell, Lipton, Rosen & Katz served as legal counsel for Walgreens. Goldman Sachs & Co. acted as lead financial advisor, and Bank of America Merrill Lynch acted as co-financial advisor to Oak Hill Capital Partners and Duane Reade. The law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal counsel to Duane Reade and its shareholders, including Oak Hill Capital Partners.

Walgreens will host a public conference call/webcast today at 8:30 a.m. eastern time, during which Walgreens executive management will discuss the acquisition. Speaking on behalf of Walgreens will be President and CEO Greg Wasson and Executive Vice President and CFO Wade Miquelon. Speaking on behalf of Duane Reade will be Chairman and CEO John A. Lederer. A question and answer session with analysts and investors will follow. The live audio webcast will be available at http://investor.walgreens.com.

A rebroadcast will be available from 11:30 eastern time today through Feb. 26 at 888-203-1112 or 719-457-0820, using passcode 5104299.

About Walgreens

Walgreens (www.walgreens.com) is the nation’s largest drugstore chain with fiscal 2009 sales of $63 billion. The company operates 7,162 drugstores in all 50 states, the District of Columbia and Puerto Rico. Walgreens provides the most convenient access to consumer goods and services and cost-effective pharmacy, health and wellness services in America through its retail drugstores, Walgreens Health Services division and Walgreens Health and Wellness division. Walgreens Health Services assists pharmacy patients and prescription drug and medical plans through Walgreens Health Initiatives Inc. (a pharmacy benefit manager), Walgreens Mail Service Inc., Walgreens Home Care Inc., Walgreens Specialty Pharmacy LLC and Walgreens Long-Term Care Pharmacy

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LLC.  Walgreens Health and Wellness Division includes Take Care Health Systems, the largest and most comprehensive manager of worksite health and wellness centers and in-store convenient care clinics, with more than 700 locations throughout the country.

About Duane Reade, Inc.

Founded in 1960, Duane Reade is the largest drugstore chain in New York City. In keeping with the company’s brand vision of New York Living Made Easy, Duane Reade provides New Yorkers with prescriptions, health products and services, beauty products and services, and food and convenience items for daily life in the City... everything for “How I Feel,” “How I Look” and “What I Need Now.” The company operates 257 stores throughout the metropolitan New York City region.

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